Terms Of Collateral Loan For Casinovations Incorporated

Gaming Venture Corp., U.S.A. (GVC) agrees to deposit $200,000 ii a 200 day Certificate of Deposit (CD) with Bank West located at 3500 West Sahara Avenue in Las Vegas, Nevada.

GVC agrees to allow Casinovations Incorporated (Casinovations) to use GVC's CD as collateral for a loan from Bank West.

Bank West has agreed to loan Casinovations up to the full amount of GVC's CD and charge Casinovations an interest rate which is the rate of the CD plus 2%.

Terms Between GVC and Casinovations

GVC agrees not to redeem the CD prematurely within the 200 day period.

Casinovations agrees to pay GVC a payment equal to 8.5% of the total amount of the CD when Casinovations pays off the principal of the loan to Bank West. The payment will be 8.5% of the principal of $200,000 or a total of $17,000, not the total of the CD after interest has accrued, If Casinovations cannot pay off the loan balance after the 200 day period, half of the $17,000 payment must paid to GVC. GVC will then have the option of renewing the CD and allowing Casinovations to continue with the loan or convert the principal balance of the loan into Casinovations common stock with registration rights. If GVC elects to renew the CD, the same terms from the first 200 day period will go into effect including a full 8.5% of the principal being due when the loan is repaid. The $8,500 which is due after the first 200 day period will not b~ deducted from the 8.5% due when the loan is repaid if the CD is rolled over for another 200 day period

In the event that Casinovations defaults on the loan to Bank West, Casinovations agrees to repay the amount of the CD in either Casinovations stock with registration rights or in a payment plan based on either additional financing or their revenue stream. GVC will make the decision on which option to take. If the repayment is in Casinovations stock, the amount of shares will be determined by the average closing price of Casinovations stock the 5 days prior to the default if Casinovations has achieved status as a publicly traded company.

Casinovations agrees to utilize a portion of the proceeds from any exercise of warrants or other financing activities to either pay down the principal of the outstanding loan or pay GVC directly against the CD. Casinovations agrees to pay ten cents (.10) of every dollar raised by warrant conversion or other financing to pay down the balance of the loan or pay GVC directly Casinovations agrees to use their best efforts to utilize a portion of their revenue stream to pay off parts of the principal balance during this 200 day period.

Casinovations and GVC agree to allow for amendments to the terms of this loan over the life of the loan if both sides agree to new terms through negotiations.

The signatures below by both parties indicates acceptance of these terms.